Exhibit (h)(115)

AMENDMENT TO

JANUS INVESTMENT FUND

ADMINISTRATION AGREEMENT

JANUS MONEY MARKET FUND

THIS AMENDMENT is made this 5th day of June, 2017, between JANUS INVESTMENT FUND, a Massachusetts business trust (the “Trust”), on behalf of Janus Money Market Fund (the “Fund”), a separate series of the Trust, and JANUS CAPITAL MANAGEMENT LLC, a Delaware limited liability company (“JCM”).

WITNESSETH:

WHEREAS, JCM and the Trust, on behalf of the Fund, are parties to an Administration Agreement dated July 1, 1997, as amended June 14, 2006, February 23, 2007, July 6, 2009, and February 16, 2010 (the “Agreement”);

WHEREAS, the parties desire to amend the Agreement as set forth in greater detail below;

WHEREAS, pursuant to Section 9 of the Agreement, the Agreement may be amended by the parties only if such amendment is in writing and signed by the parties to the Agreement; and

WHEREAS, the name of Janus Money Market Fund has been changed to Janus Henderson Money Market Fund.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements set forth below, the parties agree to amend the Agreement as follows:

1. All references to Janus Money Market Fund are deleted and replaced with Janus Henderson Money Market Fund.

2. The parties acknowledge that the Agreement, as amended, remains in full force and effect as of the date of this Amendment, and that this Amendment, together with the Agreement, contains the entire understanding and the full and complete agreement of the parties and supercedes and replaces any prior understandings and agreements among the parties respecting the subject matter hereof.

3. This Amendment may be contemporaneously executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date and year first above written.

JANUS CAPITAL MANAGEMENT LLC

By:	/s/ Michelle R. Rosenberg
Michelle R. Rosenberg
Senior Vice President and Deputy General Counsel

JANUS INVESTMENT FUND

By:	/s/ Kathryn Santoro
Kathryn Santoro
Vice President, Chief Legal Counsel and Secretary